News Release

For Immediate Release:	For More Information, Contact:
April 24, 2024	Hillary Kestler
704-644-4137

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $25.3 million, or $0.61 per diluted common share, for the three months ended March 31, 2024 compared to $29.7 million, or $0.72 per diluted common share, for the three months ended December 31, 2023 ("linked quarter") and $15.2 million, or $0.37 per diluted common share, recorded in the first quarter of 2023.

Richard H. Moore, CEO and Chairman of the Company, stated, "Your company continues to perform well with increases in our liquidity and capital. We believe that our balance sheet composition will continue to improve during the year as we work towards reducing borrowings and high-cost deposits while deploying funds to higher yielding assets. Our credit quality is strong with low levels of nonperforming assets and we have no significant exposure to office or hospitality commercial real estate."

First Quarter 2024 Highlights

•Loans totaled $8.1 billion at March 31, 2024, reflecting a $73.6 million contraction for the quarter, while year-over-year, loans grew $277.5 million.
•Noninterest-bearing demand accounts were 33% of total deposits at March 31, 2024, which is consistent with historical trends. Total deposits increased $271.7 million during the first quarter of 2024 consisting of market deposit growth of $88.3 million and new short-term brokered deposits totaling $183.5 million.
•Total loan yield increased to 5.45%, up 23 basis points from the first quarter of 2023, with accretion on purchased loans contributing 15 basis points to loan yield.
•While deposit and borrowing rates increased during the quarter, total cost of funds remained low at 1.79% for the quarter ended March 31, 2024.
•The on-balance sheet liquidity ratio was 15.5% at March 31, 2024, up from 14.6% for the linked quarter. Available off-balance sheet sources totaled $2.3 billion at March 31, 2024, resulting in a total liquidity ratio of 31.4%.
•Credit quality continued to be strong with a nonperforming assets ("NPA") to total assets ratio of 0.39% as of March 31, 2024.
•Capital remained strong with a total common equity tier 1 ratio of 13.50% (estimated) and a total risk-based capital ratio of 15.85% (estimated) as of March 31, 2024, both increasing from the linked quarter.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2024 was $79.2 million compared to $92.5 million recorded in the first quarter of 2023, a decrease of 14.3%. Net interest income for the first quarter of 2024 decreased 3.9% from the $82.5 million reported for the linked quarter. The declines in net interest income were driven by increases in cost of funds each period which more than offset the increases in earning assets.

The Company’s tax-equivalent net interest margin ("NIM") (calculated by dividing tax-equivalent net interest income by average earning assets) declined year-over-year with the first quarter of 2024 reporting a tax-equivalent NIM of 2.80% compared to 3.31% for the first quarter of 2023. Increases in rates on liabilities driven by current market rates and competition occurred at a more rapid pace than the increase in yields on assets, which resulted in the reduction in net interest income and NIM as compared to the prior periods. While loan yields rose from 5.22% for the first quarter of 2023 to 5.45% for the first quarter of 2024, the total cost of funds increased from 0.94% for the first quarter of 2023 to 1.79% for the quarter ended March 31, 2024.

	For the Three Months Ended
YIELD INFORMATION	March 31, 2024	December 31, 2023	March 31, 2023

Yield on loans	5.45%	5.39%	5.22%
Yield on securities	1.79%	1.76%	1.78%
Yield on other earning assets	4.30%	4.49%	3.47%
Yield on total interest-earning assets	4.43%	4.38%	4.16%

Rate on interest-bearing deposits	2.33%	2.14%	1.19%
Rate on other interest-bearing liabilities	5.71%	6.02%	5.34%
Rate on total interest-bearing liabilities	2.59%	2.43%	1.46%
Total cost of funds	1.79%	1.64%	0.94%

Net interest margin (1)	2.77%	2.85%	3.28%
Net interest margin - tax-equivalent (2)	2.80%	2.88%	3.31%
Average prime rate	8.50%	8.50%	7.69%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Included in interest income for the first quarter of 2024 was total loan discount accretion of $2.9 million compared to $3.6 million for the first quarter of 2023, with the decrease primarily related to the continued amortization of the loan portfolio acquired from GrandSouth Bancorporation ("GrandSouth"). Loan discount accretion had an 10 basis points positive impact on the Company's NIM in the first quarter of 2024 compared to accretion contributing 13 basis points to NIM for the prior year first quarter.

The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023

Interest income - increased by accretion of loan discount on acquired loans	$2,437	2,464	3,118
Interest income - increased by accretion of loan discount on retained portions of SBA loans	444	459	448
Total interest income impact	2,881	2,923	3,566
Interest expense - increased by discount accretion on deposits	(283)	(495)	(1,019)
Interest expense - increased by discount accretion on borrowings	(189)	(207)	(82)
Total net interest expense impact	(472)	(702)	(1,101)
Total impact on net interest income	$2,409	2,221	2,465

Provision for Credit Losses and Credit Quality

For the three months ended March 31, 2024 and March 31, 2023, the Company recorded $1.2 million and $12.5 million in provision for credit losses, respectively. The provision for the first quarter of 2023 was directly related to the initial provision for non-credit deteriorated loans and unfunded loan commitments acquired from GrandSouth. The provision for the first quarter of 2024 was determined based on updated economic forecasts, which are a key assumption in the CECL model and which indicated a continued deterioration of the commercial real estate index, thus projecting a higher allowance for credit losses balance, partially offset by reductions in loan balances and the lower level of unfunded commitments.

Asset quality remained strong with annualized net loan charge-offs of 0.08% for the first quarter of 2024. Total NPAs remained at a low level at $47.5 million at March 31, 2024, or 0.39% of total assets. This is compared to $31.1 million, or 0.25% of total assets, at March 31, 2023 with the increase year-over-year being attributable primarily to activity from acquired loan portfolios and the SBA loan portfolio. The increase in nonaccrual loans from the linked quarter was primarily related to several SBA loans, all of which carry a guarantee from the SBA for a majority of the balance.

The following table presents the summary of NPAs and asset quality ratios for each period.

ASSET QUALITY DATA ($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023

Nonperforming assets
Nonaccrual loans	$35,622	32,208	28,059
Modifications to borrowers in financial distress	10,999	11,719	2,224
Total nonperforming loans	46,621	43,927	30,283
Foreclosed real estate	926	862	789
Total nonperforming assets	$47,547	44,789	31,072

Asset Quality Ratios
Quarterly net charge-offs to average loans - annualized	0.08%	0.09%	0.09%
Nonperforming loans to total loans	0.58%	0.54%	0.39%
Nonperforming assets to total assets	0.39%	0.37%	0.25%
Allowance for credit losses to total loans	1.36%	1.35%	1.36%

Noninterest Income

Total noninterest income for the first quarter of 2024 was $12.9 million, a 4.4% decrease from the $13.5 million recorded for the first quarter of 2023 and an 11.0% decrease from the linked quarter. The lower noninterest income in the current quarter was primarily driven by a $1.0 million loss on the call of a bond with an unamortized premium balance. In addition, Other gains net, decreased $0.8 million from the linked quarter due to gains recorded on the disposal of property recorded in the fourth quarter of 2023.

Noninterest Expenses

Noninterest expenses amounted to $59.2 million for the first quarter of 2024 compared to $56.4 million for the linked quarter and $74.2 million for the first quarter of 2023. The $2.8 million, or 5.0%, increase in noninterest expense from the linked quarter was driven by year end adjustments to the Company's pension plan recorded in the fourth quarter of 2023 which resulted in reducing expense in the linked quarter approximately $2.2 million during the period. In addition, bonus accrual reductions were recorded in the fourth quarter of 2023 lowering the total salary expense for the linked quarter.

The primary contributors to the higher noninterest expense in the first quarter of 2023 were merger and acquisition costs of $12.2 million related to the GrandSouth acquisition as well as overlapping expenses which were eliminated upon core processing system conversion in mid-March 2023.

Balance Sheet

Total assets at March 31, 2024 amounted to $12.1 billion, a decrease of $23.3 million, or 0.2%, from the linked quarter and a contraction of $271.6 million, or 2.2%, from a year earlier. The decrease from the linked quarter was primarily related to intentional reductions in investment securities and loan balances, partially offset by higher interest-bearing cash balances.

Quarterly average balances for key balance sheet accounts are presented below.

	For the Three Months Ended
AVERAGE BALANCES ($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	Change 1Q24 vs 1Q23

Total assets	$12,111,201	12,026,195	12,042,298	0.6%
Investment securities, at amortized cost	3,108,464	3,143,756	3,321,240	(6.4)%
Loans	8,103,387	8,087,450	7,728,424	4.9%
Earning assets	11,489,796	11,477,007	11,428,789	0.5%
Deposits	10,078,835	10,131,094	10,216,908	(1.4)%
Interest-bearing liabilities	7,343,934	7,204,165	6,866,646	7.0%
Shareholders’ equity	1,375,490	1,280,812	1,273,435	8.0%

Total investment securities were $2.6 billion at March 31, 2024, a decrease of $108.9 million from the linked quarter and a reduction of $216.0 million from March 31, 2023. The Company made no purchases of investment securities during the first quarter of 2024 and continues to utilize cash flows from amortizing investments to fund loan growth and fluctuations in deposits. Total unrealized loss on available for sale investment securities was $418.9 million at March 31, 2024.

Total loans amounted to $8.1 billion at March 31, 2024, a decrease of $73.6 million from the linked quarter and an increase of $277.5 million, or 3.6%, from March 31, 2023. As presented below, our total loan portfolio mix has remained consistent. As of March 31, 2024, there were no notable concentrations in geographies or industries, including in office or hospitality categories, which are included in the "commercial real estate - non-owner occupied" category in the table below. The Company's exposure to non-owner occupied office loans represented approximately 5.7% of the total portfolio at March 31, 2024, with the largest loan being $27.0 million and an average loan outstanding amount of $1.3 million. Non-owner occupied office loans are generally in non-metro markets and the 10 largest loans in this category represent less than 2% of the total loan portfolio.

The following table presents the balance and portfolio percentage by loan category for each period.

	March 31, 2024		December 31, 2023		March 31, 2023
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Commercial and industrial	$872,623	11%	905,862	11%	885,032	11%
Construction, development & other land loans	904,216	11%	992,980	12%	1,092,026	14%
Commercial real estate - owner occupied	1,238,759	15%	1,259,022	16%	1,200,744	16%
Commercial real estate - non-owner occupied	2,524,221	31%	2,528,060	31%	2,429,941	31%
Multi-family real estate	457,142	6%	421,376	5%	395,573	5%
Residential 1-4 family real estate	1,684,173	21%	1,639,469	20%	1,386,580	18%
Home equity loans/lines of credit	328,466	4%	335,068	4%	342,287	4%
Consumer loans	66,666	1%	68,443	1%	68,056	1%
Loans, gross	8,076,266	100%	8,150,280	100%	7,800,239	100%
Unamortized net deferred loan fees	240		(178)		(1,276)
Total loans	$8,076,506		8,150,102		7,798,963

Total deposits were $10.3 billion at March 31, 2024, an increase of $271.7 million, or 2.7%, from the linked quarter and a decrease of $69.3 million, or 0.7%, from March 31, 2023. The year-to-date deposit growth is comprised of organic growth from market deposits of $88.3 million combined with additional short-term brokered deposits totaling $183.5 million.

The Company has a diversified and granular deposit base which has remained a stable source of funding with noninterest-bearing deposits comprising 33% of total deposits at March 31, 2024. Our deposit mix has remained consistent historically and has not changed significantly, with the exception of some shift to money market accounts, as presented in the table below.

	March 31, 2024		December 31, 2023		March 31, 2023
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Noninterest-bearing checking accounts	$3,362,265	33%	3,379,876	34%	3,763,637	36%
Interest-bearing checking accounts	1,401,724	13%	1,411,142	14%	1,526,333	15%
Money market accounts	3,787,323	37%	3,653,506	36%	3,126,571	30%
Savings accounts	584,901	6%	608,380	6%	705,669	7%
Other time deposits	607,359	6%	610,887	6%	624,444	6%
Time deposits >$250,000	363,687	3%	355,209	4%	342,447	3%
Total market deposits	10,107,259	98%	10,019,000	100%	10,089,101	97%
Brokered deposits	196,052	2%	12,599	—%	283,497	3%
Total deposits	$10,303,311	100%	10,031,599	100%	10,372,598	100%

As of March 31, 2024, the estimated insured deposits totaled $6.4 billion or 61.8% of total deposits. In addition, there were collateralized deposits at that date of $757.0 million such that approximately 69.2% of our total deposits were insured or collateralized at the current quarter end.

Capital

The Company remains well-capitalized by all regulatory standards, with an estimated total risk-based capital ratio at March 31, 2024 of 15.85%, up from the linked quarter ratio of 15.54% and 14.88% reported at March 31, 2023. The increase in risk-based capital ratio is due in part to the shift in the balance sheet with the reduction in loans being more that offset by higher cash balances which carry a lower risk-weighting.

The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity ("TCE") to tangible assets ratio (a non-GAAP financial measure) which was 7.48% at March 31, 2024, an increase of 6 basis points from the linked quarter and an increase of 88 basis points from March 31, 2023. The increases in TCE for the current quarter and year-over-year were driven by earnings and improvements in the level of unrealized losses on the available for sale investment portfolio for the period. Refer to Appendix B for a reconciliation of common equity to TCE and Appendix D for a calculations of the TCE ratio.

CAPITAL RATIOS	March 31, 2024 (estimated)	December 31, 2023	March 31, 2023

Tangible common equity to tangible assets (non-GAAP)	7.48%	7.42%	6.60%
Common equity tier I capital ratio	13.50%	13.20%	12.53%
Tier I leverage ratio	10.99%	10.91%	10.28%
Tier I risk-based capital ratio	14.29%	13.99%	13.32%
Total risk-based capital ratio	15.85%	15.54%	14.88%

Liquidity

Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities, and other marketable assets) and off-balance sheet (readily available lines of credit or other funding sources). The Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.

The Company's on-balance sheet liquidity ratio (net liquid assets as a percent of net liabilities) at March 31, 2024 was 15.5%. In addition, the Company had approximately $2.3 billion in available lines of credit at that date resulting in a total liquidity ratio of 31.4%.

Subsequent to quarter end, the Company has reduced short-term borrowings from liquidity resulting from increases in core deposits. In addition, we have initiated the sale of select investment securities from the available for sale portfolio in order to restructure the investment portfolio and to generate additional liquidity to pay off wholesale funding and invest into higher earning assets. We anticipate beneficial results to our net interest income upon completion of the strategy.

About First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 118 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	For the Three Months Ended
($ in thousands, except per share data - unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Interest income
Interest and fees on loans	$109,756	109,811	99,380
Interest on investment securities	13,845	13,978	14,546
Other interest income	2,971	2,784	3,248
Total interest income	126,572	126,573	117,174
Interest expense
Interest on deposits	39,135	35,979	18,918
Interest on borrowings	8,205	8,110	5,770
Total interest expense	47,340	44,089	24,688
Net interest income	79,232	82,484	92,486
Provision for credit losses	1,200	2,950	12,502
Net interest income after provision for credit losses	78,032	79,534	79,984
Noninterest income
Service charges on deposit accounts	3,868	4,413	3,894
Other service charges, commissions, and fees	5,612	4,968	5,920
Presold mortgage loan fees and gains on sale	338	325	406
Commissions from sales of financial products	1,320	1,577	1,306
SBA consulting fees	257	395	521
SBA loan sale gains	895	437	255
Bank-owned life insurance income	1,164	1,134	1,046
Securities losses, net	(975)	—	—
Other gains, net	459	1,293	188
Total noninterest income	12,938	14,542	13,536
Noninterest expenses
Salaries expense	27,642	26,985	29,321
Employee benefit expense	6,269	6,377	6,393
Occupancy and equipment related expense	5,588	5,948	5,067
Merger and acquisition expenses	—	189	12,182
Intangibles amortization expense	1,759	1,856	2,145
Other operating expenses	17,929	15,031	19,067
Total noninterest expenses	59,187	56,386	74,175
Income before income taxes	31,783	37,690	19,345
Income tax expense	6,511	8,016	4,184
Net income	$25,272	29,674	15,161

Earnings per common share - diluted	$0.61	0.72	0.37

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS
($ in thousands - unaudited)	At March 31, 2024	At December 31, 2023	At March 31, 2023
Assets
Cash and due from banks	$87,181	100,891	102,691
Interest-bearing deposits with banks	266,661	136,964	610,691
Total cash and cash equivalents	353,842	237,855	713,382

Investment securities	2,614,110	2,723,057	2,830,060
Presold mortgages and SBA loans held for sale	6,703	2,667	5,884

Loans	8,076,506	8,150,102	7,798,963
Allowance for credit losses on loans	(110,067)	(109,853)	(106,396)
Net loans	7,966,439	8,040,249	7,692,567

Premises and equipment	150,546	150,957	152,790
Operating right-of-use lease assets	16,551	17,063	18,898
Goodwill and other intangible assets	509,636	511,608	518,012
Bank-owned life insurance	185,061	183,897	180,730
Other assets	288,709	247,589	250,826
Total assets	$12,091,597	12,114,942	12,363,149

Liabilities
Deposits:
Noninterest-bearing checking accounts	$3,362,265	3,379,876	3,763,637
Interest-bearing deposit accounts	6,941,046	6,651,723	6,608,961
Total deposits	10,303,311	10,031,599	10,372,598

Borrowings	332,335	630,158	606,481
Operating lease liabilities	17,343	17,833	19,638
Other liabilities	62,509	62,972	64,471
Total liabilities	10,715,498	10,742,562	11,063,188

Shareholders’ equity
Common stock	965,429	963,990	959,422
Retained earnings	732,643	716,420	654,573
Stock in rabbi trust assumed in acquisition	(1,396)	(1,385)	(1,608)
Rabbi trust obligation	1,396	1,385	1,608
Accumulated other comprehensive loss	(321,973)	(308,030)	(314,034)
Total shareholders’ equity	1,376,099	1,372,380	1,299,961
Total liabilities and shareholders’ equity	$12,091,597	12,114,942	12,363,149

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION

	For the Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

PERFORMANCE RATIOS (annualized)
Return on average assets (1)	0.84%	0.98%	0.99%	0.98%	0.51%
Return on average common equity (2)	7.39%	9.19%	9.10%	8.97%	4.83%
Return on average tangible common equity (3)	11.76%	15.33%	15.05%	14.79%	8.16%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.22	0.22	0.22	0.22
Book value per common share	$33.44	33.38	30.61	31.59	31.72
Tangible book value per share (4)	$21.05	20.94	18.11	19.03	19.08
Common shares outstanding at end of period	41,156,286	41,109,987	40,085,498	41,082,678	40,986,990
Weighted average shares outstanding - diluted	41,249,636	41,207,945	41,199,058	41,129,100	41,112,692

CAPITAL INFORMATION (estimates for current quarter)
Tangible common equity to tangible assets (5)	7.48%	7.42%	6.49%	6.79%	6.60%
Common equity tier I capital ratio	13.50%	13.20%	12.93%	12.75%	12.53%
Total risk-based capital ratio	15.85%	15.54%	15.26%	15.09%	14.88%

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) Return on average tangible common equity is a non-GAAP financial measure. See Appendix A for components of the calculation and the reconciliation of average common equity to average TCE.
(4) Tangible book value per share is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix C for the resulting calculation.
(5) Tangible common equity ratio is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix D for the resulting calculation.

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net interest income - tax-equivalent (1)	$79,963	83,225	85,442	87,684	93,186
Taxable equivalent adjustment (1)	731	741	740	699	700
Net interest income	79,232	82,484	84,702	86,985	92,486
Provision for credit losses	1,200	2,950	—	2,361	12,502
Noninterest income	12,938	14,542	15,177	14,235	13,536
Merger and acquisition costs	—	189	—	1,334	12,182
Other noninterest expense	59,187	56,197	62,224	60,259	61,993
Income before income taxes	31,783	37,690	37,655	37,266	19,345
Income tax expense	6,511	8,016	7,762	7,863	4,184
Net income	25,272	29,674	29,893	29,403	15,161

Earnings per common share - diluted	$0.61	0.72	0.73	0.71	0.37

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

APPENDIX A: Calculation of Return on TCE

	For the Three Months Ended
($ in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net Income	$25,272	29,674	29,893	29,403	15,161

Average common equity	1,375,490	1,280,812	1,303,249	1,314,650	1,273,435
Less: Average goodwill and other intangibles	(510,902)	(512,876)	(515,111)	(517,201)	(519,639)
Average tangible common equity	$864,588	767,936	788,138	797,449	753,796

Return on average common equity	7.39%	9.19%	9.10%	8.97%	4.83%
Return on average tangible common equity	11.76%	15.33%	15.05%	14.79%	8.16%

APPENDIX B: Reconciliation of Common Equity to TCE

	For the Three Months Ended
($ in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total shareholders' common equity	$1,376,099	1,372,380	1,257,683	1,297,642	1,299,961
Less: Goodwill and other intangibles	(509,636)	(511,608)	(513,629)	(515,847)	(518,012)
Tangible common equity	$866,463	860,772	744,054	781,795	781,949

APPENDIX C: Tangible Book Value Per Share

	For the Three Months Ended
($ in thousands except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Tangible common equity (Appendix B)	$866,463	860,772	744,054	781,795	781,949

Common shares outstanding	41,156,286	41,109,987	41,085,498	41,082,678	40,986,990
Tangible book value per common share	$21.05	20.94	18.11	19.03	19.08

APPENDIX D: TCE Ratio

	For the Three Months Ended
($ in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Tangible common equity (Appendix B)	$866,463	860,772	744,054	781,795	781,949

Total assets	12,091,597	12,114,942	11,977,960	12,032,998	12,363,149
Less: Goodwill and other intangibles	(509,636)	(511,608)	(513,629)	(515,847)	(518,012)
Tangible assets ("TA")	$11,581,961	11,603,334	11,464,331	11,517,151	11,845,137
TCE to TA ratio	7.48%	7.42%	6.49%	6.79%	6.60%